Exhibit 99.1

Alliqua BioMedical, Inc. Reports Second Quarter Financial Results

Revenue Growth of 202% year-over-year in Q2; Gross Margin Increases to 56%

LANGHORNE, Pa., August 6, 2015 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a provider of advanced wound care products, today announced financial results for the second quarter ended June 30, 2015.

Q2 Highlights:

•	Total revenue increased 202% year-over-year to $3.1 million. Organic revenue growth was approximately 99% year-over-year.
•	Products revenue increased 383% year-over-year to $2.7 million, of which organic product revenue growth was 188% year-over-year.
•	Gross margin was 56.2% compared to 19.3% last year and 42.9% in the first quarter of 2015.
•	On April 16th, Alliqua announced that the Company’s Biovance® Human Amniotic Membrane Allograft received coverage from Novitas Solutions, Inc. ("Novitas"), a Medicare Administrative Contractor, or "MAC".
•	On May 4th, the Company raised gross proceeds of $34.5 million through a follow-on offering of 7,582,418 shares of its common stock at a price to the public of $4.55 per share.
•	On May 29th, the Company completed its acquisition of Celleration, Inc. ("Celleration"), a privately held medical device company, for initial cash and stock consideration of approximately $30.7 million.
•	On June 3rd, the Company announced the appointment of Nino Pionati to the position of Chief Strategy and Marketing Officer.

Highlights Subsequent to Quarter-End:

•	On July 23rd, the Centers for Medicare and Medicaid Services (“CMS”) released a local coverage determination that will allow Biovance to receive coverage for venous leg ulcers and diabetic foot ulcers, beginning on September 6th, from First Coast Service Options, Inc. ("First Coast"). First Coast is a MAC whose jurisdiction includes Florida.

"Our second quarter performance reflects another quarter of strong organic growth driven by balanced contributions from sales of our Biovance, Therabond and Sorbion products, as well as the contributions from our recently acquired MIST Therapy portfolio," said David Johnson, Chief Executive Officer of Alliqua. “In addition to our strong sales this quarter, we successfully completed our acquisition of Celleration ahead of our original stated timeline and we raised important growth capital in a follow-on offering. Lastly, in accordance with our goal of obtaining MAC coverage for our Biovance Human Amniotic Membrane Allograft, we added our first MAC, Novitas, during the quarter, and I am pleased to announce that our second MAC, First Coast, will begin covering Biovance in early September."

"We look forward to continuing our current pace of progress through the second half of the year and beyond, and remain focused on increasing our salesforce productivity as we expand and penetrate the addressable market for our advanced wound care products."

Second Quarter 2015 Results:

Revenue Summary

($, Thousands)	Three Months Ended June 30,		Increase / Decrease
	2015	2014	$ Change	% Change
Products	$2,653.7	$549.0	$2,104.7	383.4%
Contract Manufacturing	482.7	488.4	-5.7	-1.2%
Revenue, net	$3,136.4	$1,037.4	$2,099.0	202.3%

Total revenue for the second quarter of 2015 increased $2.1 million, or 202% year-over-year, to $3.1 million. Organic revenue growth was approximately 99% year over year Sales of the Company’s products – including hydrogels, sorbion, Biovance, TheraBond and MIST Therapy® increased $2.1 million, or 383%, year-over-year, of which organic product growth revenue was 188% year-over-year. Revenue from MIST Therapy, acquired from Celleration on May 29th 2015, was approximately $850 thousand.

Gross profit for the second quarter of 2015 was $1.8 million, or 56.2% of sales, compared to a gross profit of $201 thousand during the same period last year. The increase in gross margin was driven by the increase in sales of our wound care products, which typically command higher gross profit margins. Gross margin on our product sales was approximately 76% in the second quarter of fiscal year 2015. We expect our future gross margin to continue to increase as a result of our products’ sales becoming a higher proportion of our total sales.

Total operating expenses for the second quarter of 2015 increased $3.5 million, or 55% year-over-year, to $9.9 million. Excluding the acquisition-related expenses and change in fair value of contingent consideration, adjusted operating expenses increased $2.7 million, or 46%, year-over-year. The increase in adjusted operating expenses in the second quarter of 2015 was driven primarily by higher compensation and benefits expenses, due to increased headcount. Compensation and benefits was $2.8 million and $1.6 million for the three months ended June 30, 2015 and 2014, respectively.

Loss from operations for the second quarter of 2015 was $8.1 million, compared to a loss of $6.2 million for the same period last year. Net loss for the second quarter of 2015 was $7.0 million, or ($0.32) per diluted share, compared to a net loss of $6.0 million, or ($0.39) per diluted share, last year. In the second quarter of 2015, the Company recorded an income tax benefit of approximately $1.4 million. The income tax benefit is related to the release of valuation allowances resulting from the acquisition of Celleration in May 2015.

Non-GAAP net loss for the second quarter of 2015 was $4.4 million, or ($0.20) per diluted share, compared to a non-GAAP net loss of $3.5 million, or ($0.23) per diluted share, last year. The Company defines non-GAAP net income as its reported net income (GAAP) excluding income tax (benefit) expense, stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration and change in value of warrant liability.

For the six months ended June 30, 2015 revenues increased by $3.6 million, or 223%, to $5.2 million from $1.6 million for the six months ended June 30, 2014. For the six months ended June 30, 2015 and 2014, we had a net loss of $14.7 million, or ($0.66) per diluted share, and $15.0 million, or ($1.08) per diluted share, respectively. Non-GAAP net loss for the six months of 2015 was $7.8 million, or ($0.35) per diluted share, compared to a non-GAAP loss of $7.0 million, or ($0.50) per diluted share last year.

As of June 30, 2015, the Company had $35.8 million in cash and cash equivalents, compared to $16.8 million at December 31, 2014. The increase was largely attributable to net proceeds from the issuance of common stock of $32.2 million and net proceeds from long term debt of $14.2 million, offset by cash used in operating activities of $12.4 million and $14.9 million used to fund the acquisition of Celleration during the six months ended June 30, 2015.

Net cash flow used in operating activities included approximately $2.8 million of transaction costs related to the Company’s acquisition of Celleration during the six months ended June 30, 2015. Changes in working capital increased cash flows used in operating activities by approximately $3.0 million in the six months ended June 30, 2015, compared to the six months ended June 30, 2014.

Fiscal Year 2015 Revenue Outlook:

The Company is maintaining its revenue guidance for the fiscal year 2015 period, which was last updated on April 23rd, 2015.

•	For the fiscal year ending December 31, 2015, the Company expects total revenue of $16.3 million to $18.8 million, representing growth at the mid-point of the range of approximately 267% year-over-year. The Company’s revenue guidance includes the incremental contributions from the acquisition of Celleration, based on the closing date of May 29th, in the range of approximately $5.3 million to $5.8 million.

Conference Call

The Company will host a teleconference at 8:00 a.m. Eastern Time on August 6th to discuss the results of the quarter, and to host a question and answer session. Those interested in participating on the call may dial 888-378-0320 (719-325-2491 for international callers) and provide access code 7036127 approximately 10 minutes prior to the start time. A live webcast of the call will be made available on the investor relations section of the Company's website at http://ir.alliqua.com.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 7036127. The webcast will be archived on the investor relations section of Alliqua’s website.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions, committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as the sorbion sachet S® and sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. The Company's Mist Therapy System® uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. Alliqua also markets the human biologic wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. Alliqua's electron beam production process, located at its 16,500 square foot Good Manufacturing Practice (GMP) manufacturing facility, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. The Company has locations in Langhorne, PA and Eden Prairie, MN.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$35,759,632	$16,770,879
Accounts receivable, net	2,332,202	968,616
Inventory, net	2,862,063	1,411,748
Prepaid expenses and other current assets	699,471	477,824
Total current assets	41,653,368	19,629,067
Improvements and equipment, net	1,757,317	1,434,027
Intangible assets, net	35,672,418	4,387,293
Goodwill	20,924,893	4,100,295
Other assets	173,042	173,042
Total assets	$100,181,038	$29,723,724

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,411,561	$1,757,742
Accrued expenses and other current liabilities	3,074,781	2,067,859
Contingent consideration, current	5,584,794	-
Warrant liability	3,033,572	304,223
Total current liabilities	14,104,708	4,129,824
Long-term debt, net	11,646,093	-
Contingent consideration, long-term	13,289,395	2,931,598
Deferred tax liability	1,510,830	67,000
Other long-term liabilities	79,902	84,071
Total liabilities	40,630,928	7,212,493

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 45,714,286 shares authorized; 27,680,771 and 16,202,689 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	27,681	16,203
Additional paid-in capital	144,216,471	92,537,742
Accumulated deficit	(84,694,042)	(70,042,714)
Total stockholders' equity	59,550,110	22,511,231
Total liabilities and stockholders' equity	$100,181,038	$29,723,724

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue, net of returns, allowances and discounts	$3,136,390	$1,037,448	$5,249,954	$1,628,023

Cost of revenues	1,373,602	836,715	2,580,666	1,468,414

Gross profit	1,762,788	200,733	2,669,288	159,609

Operating expenses

Selling, general and administrative*	8,422,748	5,956,091	14,931,919	14,602,635
Research and product development	279,664	-	300,434	-
Acquisition-related	914,797	419,658	2,860,586	485,640
Change in fair value of contingent consideration liability	265,055	-	372,591	-
Total operating expenses	9,882,264	6,375,749	18,465,530	15,088,275

Loss from operations	(8,119,476)	(6,175,016)	(15,796,242)	(14,928,666)

Other (expense) income
Interest expense	(233,039)	(92)	(233,039)	(384)
Interest income	13,223	9,429	19,190	13,976
Change in value of warrant liability	(90,179)	214,950	(78,137)	(68,317)
Total other (expense) income	(309,995)	224,287	(291,986)	(54,725)

Net loss before income tax	(8,429,471)	(5,950,729)	(16,088,228)	(14,983,391)

Income tax benefit (expense)	1,439,735	(3,500)	1,436,900	(7,000)

Net loss	$(6,989,736)	$(5,954,229)	$(14,651,328)	$(14,990,391)

Basic and diluted net loss per common share	$(0.32)	$(0.39)	$(0.66)	$(1.08)

Weighted average shares used in computing basic and diluted net loss per common share	22,108,703	15,243,718	22,103,377	13,822,858

*Inclusive of stock-based compensation of $2,200,232 and $4,141,144 for the three and six month periods ended June 30, 2015 and $1,951,631 and $7,095,946 for the three and six month periods ended June 30, 2014

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2015	2014
Operating Activities
Net loss	$(14,651,328)	$(14,990,391)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	831,815	457,832
Amortization of deferred lease incentive	(4,169)	(4,169)
Deferred income tax (benefit) expense	(1,436,900)	7,000
Provision for doubtful accounts	46,304	-
Provision for inventory obsolescence	13,247	(36,588)
Stock-based compensation expense	4,323,012	6,990,465
Amortization of debt issuance and discount costs	84,928	-
Stock issued for services rendered	-	185,334
Change in value of warrant liability	78,137	68,317
Fair value adjustment of contingent consideration liability	372,591	-
Changes in operating assets and liabilities:
Accounts receivable	(533,300)	(305,969)
Inventory	(1,122,419)	(5,697)
Prepaid expenses and other current assets	(14,902)	(254)
Accounts payable	345,204	755,975
Accrued expenses and other current liabilities	(690,988)	503,919
Net Cash Used in Operating Activities	(12,358,768)	(6,374,226)

Investing Activities
Payment for distribution rights	-	(200,000)
Purchase of improvements and equipment	(76,738)	(6,596)
Acquisition of business, net of cash acquired	(14,947,813)	(1,999,526)
Net Cash Used in Investing Activities	(15,024,551)	(2,206,122)

Financing Activities
Net proceeds from issuance of common stock	32,196,540	14,372,503
Net proceeds from long-term debt	14,243,875	-
Proceeds from the exercise of stock options	300,153	1,219,161
Proceeds from the exercise of warrants	-	5,125,947
Payment of withholding taxes related to stock-based employee compensation	(368,496)	(452,377)
Net Cash Provided by Financing Activities	46,372,072	20,265,234

Net Increase in Cash and Cash Equivalents	18,988,753	11,684,886

Cash and Cash Equivalents - Beginning of period	16,770,879	12,100,544

Cash and Cash Equivalents - End of period	$35,759,632	$23,785,430

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: non-GAAP net income, and non-GAAP net income per share. The Company defines non-GAAP net income as its reported net income (GAAP) excluding income tax (benefit) expense, stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration and change in value of warrant liability.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP results

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(U.S. dollars in thousands)	2015	2014	2015	2014

Table of Reconciliation from GAAP Net Loss to Non-GAAP Net Loss
GAAP Net Loss	$(6,990)	$(5,954)	$(14,651)	$(14,990)
Stock-based compensation	2,291	2,014	4,323	7,176
Acquisition related expenses	915	420	2,861	486
Intangible asset amortization	434	191	667	297
Change in fair value of contingent consideration	265	-	373	-
Change in value of warrant liability	90	(215)	78	69
Income tax (benefit) expense	(1,440)	4	(1,437)	7
Non-GAAP Net Loss	$(4,435)	$(3,540)	$(7,786)	$(6,955)

Table Comparing GAAP Diluted Net Loss Per Common Share to Non-GAAP Diluted Net Loss Per Common Share
GAAP diluted net loss per common share	$(0.32)	$(0.39)	$(0.66)	$(1.08)
Non-GAAP diluted net loss per common share	$(0.20)	$(0.23)	$(0.35)	$(0.50)
Shares used in computing GAAP & Non-GAAP diluted net loss per common share	22,108,703	15,243,718	22,103,377	13,822,858

Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com